Exhibit 99.1

Blackstone Real Estate Income Trust Completes $3.7 Billion Acquisition of Resource REIT

Philadelphia, PA & NEW YORK, May 19, 2022 – Blackstone (NYSE: BX) today announced that Blackstone Real Estate Income Trust, Inc. (“BREIT”) has completed its previously announced acquisition of all of the outstanding shares of common stock of Resource REIT, Inc. (the “REIT”) for $14.75 per share in an all-cash transaction valued at $3.7 billion, including the assumption of the REIT’s debt.

Lazard Frères & Co. LLC acted as exclusive financial advisor to the REIT and DLA Piper LLP (US) acted as legal counsel. BofA Securities, BMO Capital Markets Corp., Eastdil Secured Advisors LLC and RBC Capital Markets LLC acted as financial advisors to BREIT and Simpson Thacher & Bartlett LLP acted as legal counsel.

The transaction was announced on January 24, 2022.

About Resource REIT, Inc.

Resource REIT, Inc. (the “REIT” or the “Company”) is a self-managed real estate investment trust that owns a diverse portfolio of suburban apartment communities in targeted markets across the United States. The REIT owns 42 multifamily properties across 13 states as of March 31, 2022.

About Blackstone Real Estate Income Trust, Inc.

Blackstone Real Estate Income Trust, Inc. (“BREIT”) is a perpetual-life, institutional quality real estate investment platform that brings private real estate to income focused investors. BREIT invests primarily in stabilized, income-generating U.S. commercial real estate across key property types and to a lesser extent in real estate debt investments. BREIT is externally managed by a subsidiary of Blackstone (NYSE: BX), a global leader in real estate investing. Blackstone’s real estate business was founded in 1991 and has approximately $298 billion in investor capital under management. Further information is available at www.breit.com.

Contacts

Resource REIT Contact

Resource Investor Relations

(866) 469-0129

Resourceoperations@resourcereit.com

Blackstone Media Contact

Jeffrey Kauth

(212) 583-5395

Jeffrey.Kauth@Blackstone.com